Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS BANK REPORTS THIRD QUARTER 2023 NET INCOME OF $9.7 MILLION
-- Robust pre-tax pre-provision earnings supported by strong balance sheet growth and diversified revenue --
MADISON, Wis., October 26, 2023 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) reported quarterly net income available to common shareholders of $9.7 million, or earnings per share of $1.17 on a diluted basis. This compares to net income available to common shareholders of $8.1 million, or $0.98 per share, in the second quarter of 2023 and $10.6 million, or $1.25 per share, in the third quarter of 2022.
“First Business Bank again delivered exceptional double-digit loan and in-market deposit growth during the third quarter, which supports our long-term objectives of revenue expansion and deepening client relationships,” said Corey Chambas, Chief Executive Officer. “We continue to diversify our drivers of profitability, including client deposit initiatives to grow treasury management sales and tax credit opportunities with commercial real estate clients, which have effectively lowered our tax rate while also benefiting the communities where we live and serve. With bottom line earnings up nearly 20% from the second quarter, we are pleased to have generated 13% annualized growth in tangible book value per share, a key measure of shareholder value.”
“Solid strategic planning and outstanding execution have allowed us to grow both loans and deposits in excess of 10% over the last several years,” Chambas added. “Our recent completion of a $15 million subordinated debt offering bolstered our capacity to continue pursuing quality loan and deposit growth. We continue to evaluate loan sale strategies, and we expect overall loan growth to moderate in 2024 as we manage to our long-term target of 10%.”

Quarterly Highlights
•Strong Deposit Growth. Total deposits grew $128.2 million, increasing 20.3% annualized from the second quarter and $569.5 million, or 27.3% from the third quarter of 2022. In-market deposits grew to a record $2.189 billion, up $115.5 million, or 22.3% annualized, from the second quarter and $260.0 million, or 13.5% from the third quarter of 2022. Strong seasonal client deposit activity contributed to increased gross treasury management service charges, which grew 14.5% to $1.5 million, compared to the third quarter of 2022.
•Robust Loan Growth. Loans grew $89.4 million, or 13.4% annualized, from the second quarter of 2023, and $433.3 million, or 18.6%, from the third quarter of 2022, reflecting ongoing expansion across the Company’s products and geographies in the third quarter.
•Net Interest Income Expansion. Net interest income grew 3.1% from the linked quarter and 10.5% from the prior year quarter. Consistent execution of the Company’s strategy to drive diversified loan portfolio growth supported this expansion even as industry-wide net interest margin compression continued. Net interest margin of 3.76% declined five basis points from the linked quarter. Importantly, adjusted1 net interest margin of 3.66% increased three basis points from the linked quarter.
•Strong Pre-Tax, Pre-Provision (“PTPP”) Income. PTPP income grew to $14.1 million, up 4.5% from the prior quarter. This performance reflects solid growth across the Company’s balance sheet and diversified sources of non-interest income. PTPP adjusted return on average assets measured 1.72% for the current and linked quarter.
•Tangible Book Value Growth. The Company’s strong earnings generation produced a 13.0% annualized increase in tangible book value per share compared to the linked quarter and 13.8% compared to the prior year quarter.

Exhibit 99.1
Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended			As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net interest income	$28,596	$27,747	$25,884	$83,049	$70,971
Adjusted non-interest income (1)	8,430	7,419	8,197	24,259	22,455
Operating revenue (1)	37,026	35,166	34,081	107,308	93,426
Operating expense (1)	22,943	21,692	19,925	66,414	58,497
Pre-tax, pre-provision adjusted earnings (1)	14,083	13,474	14,156	40,894	34,929
Less:
Provision for credit losses	1,817	2,231	12	5,610	(4,569)
Net loss (gain) on repossessed assets	4	(2)	7	8	27
SBA recourse provision	242	341	96	565	134
Tax credit investment impairment recovery	—	—	—	—	(351)
Add:
Net loss on sale of securities	—	(45)	—	(45)	—
Income before income tax expense	12,020	10,859	14,041	34,666	39,688
Income tax expense	2,079	2,522	3,215	7,409	8,986
Net income	$9,941	$8,337	$10,826	$27,257	$30,702
Preferred stock dividends	218	219	218	656	464
Net income available to common shareholders	$9,723	$8,118	$10,608	$26,601	$30,238
Earnings per share, diluted	$1.17	$0.98	$1.25	$3.19	$3.57
Book value per share	$32.32	$31.34	$28.58	$32.32	$28.58
Tangible book value per share (1)	$30.87	$29.89	$27.13	$30.87	$27.13

Net interest margin (2)	3.76%	3.81%	4.01%	3.81%	3.71%
Adjusted net interest margin (1)(2)	3.66%	3.63%	3.89%	3.68%	3.53%
Fee income ratio (non-interest income / total revenue)	22.77%	21.00%	24.05%	22.57%	24.04%
Efficiency ratio (1)	61.96%	61.68%	58.46%	61.89%	62.61%
Return on average assets (2)	1.19%	1.04%	1.54%	1.13%	1.49%
Pre-tax, pre-provision adjusted return on average assets (1)(2)	1.72%	1.72%	2.05%	1.74%	1.72%
Return on average common equity (2)	14.62%	12.58%	17.44%	13.72%	16.97%

Period-end loans and leases receivable	$2,764,014	$2,674,583	$2,330,700	$2,764,014	$2,330,700
Average loans and leases receivable	$2,711,851	$2,583,237	$2,316,621	$2,592,941	$2,278,333
Period-end in-market deposits	$2,189,264	$2,073,744	$1,929,224	$2,189,264	$1,929,224
Average in-market deposits	$2,105,716	$2,035,856	$1,930,995	$2,047,776	$1,921,465
Allowance for credit losses, including unfunded commitment reserves	$31,036	$29,697	$24,143	$31,036	$24,143
Non-performing assets	$17,689	$15,786	$3,796	$17,689	$3,796
Allowance for credit losses as a percent of total gross loans and leases	1.12%	1.11%	1.04%	1.12%	1.04%
Non-performing assets as a percent of total assets	0.52%	0.48%	0.13%	0.52%	0.13%
(1)This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
(2)Calculation is annualized.

Exhibit 99.1
Third Quarter 2023 Compared to Second Quarter 2023
Net interest income increased $849,000, or 3.1%, to $28.6 million.
•The increase in net interest income was driven by an increase in average loans and leases receivable, partially offset by a decrease in fees in lieu of interest. Average loans and leases receivable increased $128.6 million, or 19.9% annualized, to $2.712 billion. Fees in lieu of interest, which vary from quarter to quarter based on client-driven activity, totaled $582,000, compared to $936,000 in the prior quarter. Excluding fees in lieu of interest, net interest income increased $1.2 million, or 4.5%.
•The yield on average interest-earning assets increased 24 basis points to 6.71% from 6.47%. Excluding fees in lieu of interest, the yield earned on average interest-earning assets increased 28 basis points to 6.63% from 6.35%. The daily average effective federal funds rate increased 27 basis points compared to the linked quarter, which equates to an average adjusted interest-earning asset beta of 104.8% for the three months ended September 30, 2023, compared to 73.9% in the linked quarter. The cumulative adjusted interest-earning asset beta since December 31, 2021 was 59.7%. The change in yield of the respective interest-earning asset or the rate paid on interest-bearing liability compared to the change in short-term market rates is commonly referred to as a beta.
•The rate paid for average interest-bearing, in-market deposits increased 49 basis points to 3.74% from 3.25% due to the acceleration of exception pricing and the shift of client balances from non-interest bearing deposits to certificates of deposit and interest-bearing demand deposit accounts. Similarly, the rate paid for average total bank funding increased 29 basis points to 3.07% from 2.78%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances. The total bank funding beta was 107.5% for the three months ended September 30, 2023, compared to 98.9% in the linked quarter. The cumulative bank funding beta since December 31, 2021 was 52.9%.
•Net interest margin was 3.76%, down 5 basis points compared to 3.81% in the linked quarter. Adjusted net interest margin1 was 3.66%, up 3 basis points compared to 3.63% in the linked quarter. The increase in adjusted net interest margin was due to an increase in the yield on average adjusted interest earning assets, partially offset by the rate paid on total bank funding.
•The Bank anticipates deposit betas may continue to rise and net interest margin may continue to decline at a gradual pace in coming quarters as the Federal Open Market Committee approaches a terminal federal funds rate. Based on current trends, we believe our net interest margin should stabilize above our existing strategic plan goal of 3.50%.
The Bank reported a provision expense of $1.8 million, compared to $2.2 million in the second quarter of 2023. The third quarter provision expense included increases of $1.3 million in net specific reserves, $817,000 due to exceptional loan growth, net charge-offs of $478,000, and qualitative factor changes of $506,000. This expense was partially offset by a $1.4 million reduction in general reserve due to an improved economic outlook in our model forecast compared to the prior period. Similar to the second quarter, the increase in specific reserves, charge-offs, and qualitative factors was primarily related to the Equipment Finance and SBA Lending loan pools, which management believes is consistent with the cyclical nature of these commercial lending niches.
Non-interest income increased $1.1 million, or 14.3%, to $8.4 million.
•Private Wealth and Company Retirement Plan (“Private Wealth”) fee income increased $52,000, or 1.8% to $2.9 million. Private Wealth assets under management and administration measured $2.915 billion on September 30, 2023, up $7.5 million from the prior quarter.
•Gains on sale of SBA loans increased $407,000, or 91.7%, to $851,000 driven by volume of loan sales.
•Other fee income increased $587,000 to $2.0 million, compared to $1.4 million in the prior quarter. The increase was primarily due to higher returns on the Company’s investments in mezzanine funds in the third quarter. Income from mezzanine funds was $1.2 million in the third quarter, compared to $389,000 in the linked quarter. Income from mezzanine funds varies from period to period based on changes in the value of underlying investments. Investment values are primarily reflected in our results semiannually, in the first and third quarters.
•Loan fee income decreased $119,000, or 13.1%, to $786,000 primarily due to a decrease in Asset-Based Lending (“ABL”) audit fee income.
1 Adjusted net interest margin is a non-GAAP measure representing net interest income excluding fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets.

Exhibit 99.1
Non-interest expense increased $1.2 million, or 5.3%, to $23.2 million, while operating expense increased $1.3 million, or 5.8%, to $22.9 million.
•Compensation expense was $15.6 million, reflecting an increase of $444,000, or 2.9%, from the linked quarter primarily due to a $510,000 increase in the annual cash incentive bonus and profit sharing accruals and an increase in employee salaries. This increase was partially offset by a decrease in share-based compensation following the second quarter vesting of performance-based restricted stock units (“PRSU”). Average full-time equivalents (FTEs) for the third quarter of 2023 were 349, up from 341 in the linked quarter.
•Professional fees were $1.4 million, increasing $189,000, or 15.2%, from the linked quarter primarily due to an increase in recruiting expenses.
•FDIC insurance expense was $680,000, increasing $100,000, or 17.2%, from the linked quarter primarily due to an increase in the assessment rate and the assessable base.
•Other non-interest expense increased $496,000, or 45.6%, to $1.6 million from the linked quarter primarily due to a $693,000 increase in liquidation expense related to an ABL loan relationship. In past resolutions, the Bank has been able to recover similar liquidation expenses. These increases were partially offset by a decrease in travel expense and a loss on disposal of fixed assets in the prior quarter.
Income tax expense decreased $443,000, or 17.6%, to $2.1 million. The effective tax rate was 17.3% for the three months ended September 30, 2023, compared to 23.2% for the linked quarter. Both periods benefited from net tax credits of $797,000 and $150,000 in the current and linked quarters, respectively. Based on expected earnings and future tax credit investments, the Company expects to report an effective tax rate between 21% and 22% for 2023 and between 20% and 21% for 2024.
Total period-end loans and leases receivable increased $89.4 million, or 13.4% annualized, to $2.764 billion. Management expects loan growth to moderate to our long term target of 10% in future quarters. Additionally, management is evaluating loan sale and participation strategies as a means of adding to and further diversifying fee income. The average rate earned on average loans and leases receivable was 7.06%, up 20 basis points from 6.86% in the prior quarter.
•Commercial Real Estate (“CRE”) loans increased by $43.6 million, or 11.0% annualized, to $1.635 billion. The increase was primarily due to an increase in non-owner occupied CRE and multi-family loans.
•Commercial & Industrial (“C&I”) loans increased $46.8 million, or 18.0% annualized, to $1.084 billion. The increase was due to growth across the majority of the Bank’s C&I products and geographies.
Total period-end in-market deposits increased $115.5 million, or 22.3% annualized, to $2.189 billion, compared to $2.074 billion. The average rate paid was 2.97%, up 41 basis points from 2.56% in the prior quarter.
•The increase was due to growth in interest-bearing transaction accounts, money market accounts, and non-interest bearing transaction accounts, partially offset by a decrease in certificates of deposit.
Period-end wholesale funding, including FHLB advances, brokered deposits, and deposits gathered through internet deposit listing services, decreased $8.6 million, or 4.4% annualized, to $782.2 million.
•Wholesale deposits increased $12.6 million to $467.7 million, compared to $455.1 million as the Bank continued to replace FHLB advances with wholesale deposits consistent with the Company’s long-held philosophy to manage interest rate risk by utilizing the most efficient and cost-effective source of wholesale funds to match-fund fixed-rate loans. The average rate paid on wholesale deposits decreased 17 basis points to 4.07% and the weighted average original maturity increased to 4.0 years from 3.7 years.
•FHLB advances decreased $21.2 million to $314.5 million. The average rate paid on FHLB advances decreased 19 basis points to 2.48% and the weighted average original maturity was 5.2 years for both periods.

Exhibit 99.1
Non-performing assets increased $1.9 million to $17.7 million, or 0.52% of total assets, up from 0.48% in the prior quarter driven by Equipment Finance loans within the C&I portfolio. We continue to expect full repayment of the one ABL loan that defaulted during the second quarter of 2023. Excluding the ABL loan, non-performing assets totaled $8.1 million, or 0.24% of total assets in the current quarter and $4.9 million, or 0.15% of total assets in the linked quarter. The increase in the Equipment Finance pool, for which defaults and liquidations are not atypical, was due to a cyclical increase in past-due balances.
The allowance for credit losses, including unfunded credit commitments reserve, increased $1.3 million, or 4.5%, as increases in specific reserves, the general reserve from loan growth, and qualitative factors were partially offset by a decrease in the general reserve due to an improved economic outlook in our model forecast. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.12% compared to 1.11% in the prior quarter.

Third Quarter 2023 Compared to Third Quarter 2022
Net interest income increased $2.7 million, or 10.5%, to $28.6 million.
•The increase in net interest income primarily reflects an increase in average gross loans and leases, partially offset by lower fees in lieu of interest and net interest margin compression. Fees in lieu of interest decreased from $807,000 to $582,000. Excluding fees in lieu of interest, net interest income increased $2.9 million, or 11.7%.
•The yield on average interest-earning assets measured 6.71% compared to 4.92%. Excluding fees in lieu of interest, the yield on average interest-earning assets measured 6.63%, compared to 4.80%. This increase in yield was primarily due to the increase in short-term market rates and the reinvestment of cash flows from the securities and fixed rate loan portfolios in a rising rate environment. The daily average effective federal funds rate increased 308 basis points compared to the prior year quarter, which equates to an average adjusted interest-earning asset beta of 59.5% for the three months ended September 30, 2023, compared to the prior year period.
•The rate paid for average interest-bearing in-market deposits increased 286 basis points to 3.74% from 0.88%. The rate paid for average total bank funding increased 218 basis points to 3.07% from 0.89%. The total bank funding beta was 70.8% for the three months ended September 30, 2023, compared to the prior year period.
•Net interest margin decreased 25 basis points to 3.76% from 4.01%. Adjusted net interest margin decreased 23 basis points to 3.66% from 3.89%.
The Company reported a provision expense of $1.8 million, compared to $12,000 in the third quarter of 2022. The prior year period provision benefited from net recoveries.
Non-interest income of $8.4 million increased by $233,000, or 2.8%, from $8.2 million in the prior year period.
•Private Wealth fee income increased $327,000, or 12.5%, to $2.9 million. Private Wealth assets under management and administration measured $2.915 billion at September 30, 2023, up $422.0 million, or 16.9%.
•Commercial loan swap fee income of $992,000 increased by $651,000, or 190.9%. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•Gain on sale of SBA loans increased $119,000, or 16.3%, to $851,000.
•Service charges on deposits decreased $183,000, or 18.0%, to $835,000, driven by an increase in the earnings credit rate commensurate with the rising rate environment.
•Other fee income decreased $653,000, or 24.4%, to $2.0 million, primarily due to higher returns on the Company’s investments in mezzanine funds and a gain on customer lease restructuring in the prior year quarter. Income from mezzanine funds was $1.2 million in the third quarter, compared to $1.4 million in the prior year quarter. Income on mezzanine funds varies from period to period based on changes in the value of underlying investments.

Exhibit 99.1
Non-interest expense increased $3.2 million, or 15.8%, to $23.2 million. Operating expense increased $3.0 million, or 15.1%, to $22.9 million.
•Compensation expense increased $756,000, or 5.1%, to $15.6 million. The increase in compensation expense was primarily due to an increase in average FTEs, annual merit increases and promotions, and incentive compensation due to outstanding production, partially offset by a lower estimated annual incentive cash bonus program accrual. Average FTEs increased 5% to 349 in the third quarter of 2023, compared to 333 in the third quarter of 2022, as a result of expanded hiring efforts that have successfully driven growth while maintaining positive operating leverage.
•FDIC insurance increased $450,000, or 195.7%, to $680,000, primarily due to an increase in the assessment rate and the assessable base.
•Data processing expense increased $234,000, or 32.5%, to $953,000, primarily due to an increase in core processing costs commensurate with loan and deposit account growth, as well as various project implementations.
•Professional fees expense increased $226,000, or 18.8%, to $1.4 million, primarily due to an increase in recruiting expense and a general increase in other professional consulting services for various projects.
•Marketing expense increased $215,000, or 39.6%, to $758,000, primarily due to an increase in business development efforts and advertising projects commensurate with our expanded sales force.
Total period-end loans and leases receivable increased $433.3 million, or 18.6%, to $2.764 billion.
•C&I loans increased $283.6 million, or 35.4% to $1.084 billion, due to growth across all products and geographies.
•CRE loans increased $150.4 million, or 10.1%, to $1.635 billion, primarily due to increases in non-owner occupied CRE and multi-family loans.
Total period-end in-market deposits grew $260.0 million, or 13.5%, to $2.189 billion, and the average rate paid increased 236 basis points to 2.97%. The increase in in-market deposits was principally due to a $317.9 million and $124.6 million increase in interest bearing transaction accounts and certificates of deposits, respectively. This increase was partially offset by a $134.1 million and $48.3 million decrease in non-interest bearing deposit accounts and money market accounts, respectively.
Period-end wholesale funding increased $246.1 million to $782.2 million.
•Wholesale deposits increased $309.4 million to $467.7 million, as the Bank utilized more wholesale deposits in lieu of FHLB advances to build excess liquidity and to match-fund fixed rate assets. The average rate paid on wholesale deposits increased 161 basis points to 4.07% and the weighted average original maturity increased to 4.0 years from 0.3 years. Consistent with our balance sheet strategy to use the most efficient and cost effective source of wholesale funding, the Company has entered into several derivative contracts hedging a portion of the wholesale deposits to reduce the fixed rate funding costs.
•FHLB advances decreased $63.3 million to $314.5 million. The average rate paid on FHLB advances increased 47 basis points to 2.48% and the weighted average original maturity increased to 5.2 years from 4.8 years.
Non-performing assets increased to $17.7 million, or 0.52% of total assets, compared to $3.8 million, or 0.13% of total assets, driven by one loan in the ABL portfolio and Equipment Finance loans within the C&I portfolio. Excluding the one ABL loan, which defaulted during the second quarter of 2023, non-performing assets totaled $8.1 million, or 0.24% of total assets.
The allowance for credit losses, including unfunded commitment reserves, increased $6.9 million to $31.0 million, compared to $24.1 million due to loan growth, an increase in specific reserves, and a change in accounting standard. The allowance for credit losses as a percent of total gross loans and leases was 1.12%, compared to the allowance for loan losses of 1.04% under the incurred loss model.

Share Repurchase Program Update
As previously announced, effective January 27, 2023, the Company’s Board of Directors authorized the repurchase by the Company of shares of its common stock with a maximum aggregate purchase price of $5.0 million, effective January 31, 2023 through January 31, 2024. As of September 30, 2023, the Company had repurchased a total of 65,112 shares for approximately $2.0 million at an average cost of $30.72 per share. The Company expects to continue its pause of the repurchase program, instead allocating capital to support continued exceptional balance sheet growth.

Investor Presentation
The Company has prepared investor presentation materials that management intends to use from time to time in discussions about the Company’s operations and performance. The presentation will be available for viewing in the Investor Relations section of the Company’s website at firstbusiness.bank and will also be furnished to the U.S. Securities and Exchange Commission on October 27, 2023.

Exhibit 99.1
About First Business Bank
First Business Bank® specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC®. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc®. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:
•Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, supply chain issues, labor shortages, or any future public health epidemics.
•Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•Increases in defaults by borrowers and other delinquencies.
•Management’s ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.
•Fluctuations in interest rates and market prices.
•Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.
•Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
•Recent volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Corporation and the Bank to increased government regulation and supervision.
•The proportion of the Corporation’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.
•The Corporation may be subject to increases in FDIC insurance assessments as a result of the recent bank failures.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

Exhibit 99.1
SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Assets
Cash and cash equivalents	$132,915	$112,809	$185,973	$102,682	$110,965
Securities available-for-sale, at fair value	272,163	253,626	236,989	212,024	196,566
Securities held-to-maturity, at amortized cost	8,689	9,830	11,461	12,635	13,531
Loans held for sale	4,168	2,191	2,697	2,632	773
Loans and leases receivable	2,764,014	2,674,583	2,539,363	2,443,066	2,330,700
Allowance for credit losses	(29,331)	(28,115)	(26,140)	(24,230)	(24,143)
Loans and leases receivable, net	2,734,683	2,646,468	2,513,223	2,418,836	2,306,557
Premises and equipment, net	6,157	5,094	4,933	4,340	3,143
Repossessed assets	61	65	89	95	151
Right-of-use assets	6,800	7,049	7,355	7,690	5,424
Bank-owned life insurance	55,123	54,747	54,383	54,018	54,683
Federal Home Loan Bank stock, at cost	13,528	14,482	13,088	17,812	15,701
Goodwill and other intangible assets	12,110	12,073	12,160	12,159	12,218
Derivatives	93,702	70,440	54,612	68,581	73,718
Accrued interest receivable and other assets	78,751	76,864	67,448	63,107	57,372
Total assets	$3,418,850	$3,265,738	$3,164,411	$2,976,611	$2,850,802
Liabilities and Stockholders’ Equity
In-market deposits	$2,189,264	$2,073,744	$2,054,752	$1,965,970	$1,929,224
Wholesale deposits	467,743	455,108	422,088	202,236	158,321
Total deposits	2,657,007	2,528,852	2,476,840	2,168,206	2,087,545
Federal Home Loan Bank advances and other borrowings	363,891	370,113	341,859	456,808	420,297
Lease liabilities	9,236	9,499	9,822	10,175	6,827
Derivatives	78,696	61,147	49,012	61,419	66,162
Accrued interest payable and other liabilities	29,262	23,495	20,297	19,363	16,967
Total liabilities	3,138,092	2,993,106	2,897,830	2,715,971	2,597,798
Total stockholders’ equity	280,758	272,632	266,581	260,640	253,004
Total liabilities and stockholders’ equity	$3,418,850	$3,265,738	$3,164,411	$2,976,611	$2,850,802

Exhibit 99.1
STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Total interest income	$50,941	$47,161	$42,064	$38,319	$31,786	$140,167	$83,053
Total interest expense	22,345	19,414	15,359	10,867	5,902	57,118	12,082
Net interest income	28,596	27,747	26,705	27,452	25,884	83,049	70,971
Provision for credit losses	1,817	2,231	1,561	702	12	5,610	(4,569)
Net interest income after provision for credit losses	26,779	25,516	25,144	26,750	25,872	77,439	75,540
Private wealth management service fees	2,945	2,893	2,654	2,570	2,618	8,492	8,311
Gain on sale of SBA loans	851	444	476	269	732	1,771	2,269
Service charges on deposits	835	766	682	791	1,018	2,283	3,058
Loan fees	786	905	803	847	814	2,495	2,163
Loss on sale of securities	—	(45)	—	—	—	(45)	—
Swap fees	992	977	557	756	341	2,526	1,038
Other non-interest income	2,021	1,434	3,238	1,740	2,674	6,692	5,616
Total non-interest income	8,430	7,374	8,410	6,973	8,197	24,214	22,455
Compensation	15,573	15,129	15,908	15,267	14,817	46,610	42,475
Occupancy	575	603	631	669	566	1,809	1,689
Professional fees	1,429	1,240	1,343	1,210	1,203	4,012	3,671
Data processing	953	1,061	875	806	719	2,889	2,391
Marketing	758	779	628	641	543	2,165	1,713
Equipment	349	355	295	359	253	1,000	732
Computer software	1,289	1,197	1,183	1,089	1,128	3,668	3,327
FDIC insurance	680	580	394	203	230	1,653	840
Other non-interest expense	1,583	1,087	510	923	569	3,181	1,469
Total non-interest expense	23,189	22,031	21,767	21,167	20,028	66,987	58,307
Income before income tax expense	12,020	10,859	11,787	12,556	14,041	34,666	39,688
Income tax expense	2,079	2,522	2,808	2,400	3,215	7,409	8,986
Net income	$9,941	$8,337	$8,979	$10,156	$10,826	$27,257	$30,702
Preferred stock dividends	218	219	219	219	218	656	464
Net income available to common shareholders	$9,723	$8,118	$8,760	$9,937	$10,608	$26,601	$30,238
Per common share:
Basic earnings	$1.17	$0.98	$1.05	$1.18	$1.25	$3.19	$3.57
Diluted earnings	1.17	0.98	1.05	1.18	1.25	3.19	3.57
Dividends declared	0.2275	0.2275	0.2275	0.1975	0.1975	0.6825	0.5925
Book value	32.32	31.34	30.65	29.74	28.58	32.32	28.58
Tangible book value	30.87	29.89	29.19	28.28	27.13	30.87	27.13
Weighted-average common shares outstanding(1)	8,107,641	8,061,841	8,148,525	8,180,531	8,230,902	8,134,587	8,237,879
Weighted-average diluted common shares outstanding(1)	8,107,641	8,061,841	8,148,525	8,180,531	8,230,902	8,134,587	8,237,879
(1)Excluding participating securities.

Exhibit 99.1
NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	September 30, 2023			June 30, 2023			September 30, 2022
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,605,464	$25,623	6.38%	$1,546,487	$23,671	6.12%	$1,486,530	$17,280	4.65%
Commercial and industrial loans(1)	1,059,512	21,635	8.17%	987,534	20,020	8.11%	780,533	12,426	6.37%
Consumer and other loans(1)	46,875	610	5.21%	49,216	588	4.78%	49,558	468	3.78%
Total loans and leases receivable(1)	2,711,851	47,868	7.06%	2,583,237	44,279	6.86%	2,316,621	30,174	5.21%
Mortgage-related securities(2)	204,291	1,681	3.29%	192,564	1,421	2.95%	168,433	915	2.17%
Other investment securities(3)	67,546	517	3.06%	60,790	392	2.58%	51,812	250	1.93%
FHLB stock	14,770	323	8.75%	15,844	302	7.62%	18,167	289	6.36%
Short-term investments	40,318	552	5.48%	61,316	767	5.00%	27,912	158	2.26%
Total interest-earning assets	3,038,776	50,941	6.71%	2,913,751	47,161	6.47%	2,582,945	31,786	4.92%
Non-interest-earning assets	237,464			213,483			176,016
Total assets	$3,276,240			$3,127,234			$2,758,961
Interest-bearing liabilities
Transaction accounts	$731,529	6,774	3.70%	$670,698	5,455	3.25%	$486,704	1,005	0.83%
Money market	657,183	5,871	3.57%	633,817	4,617	2.91%	746,227	1,610	0.86%
Certificates of deposit	282,674	2,986	4.23%	295,785	2,946	3.98%	113,529	340	1.20%
Wholesale deposits	410,494	4,172	4.07%	332,387	3,523	4.24%	36,702	226	2.46%
Total interest-bearing deposits	2,081,880	19,803	3.80%	1,932,687	16,541	3.42%	1,383,162	3,181	0.92%
FHLB advances	342,117	2,117	2.48%	367,129	2,452	2.67%	432,528	2,173	2.01%
Other borrowings	34,745	425	4.89%	34,538	421	4.88%	42,800	548	5.12%
Total interest-bearing liabilities	2,458,742	22,345	3.64%	2,334,354	19,414	3.33%	1,858,490	5,902	1.27%
Non-interest-bearing demand deposit accounts	434,330			435,556			584,535
Other non-interest-bearing liabilities	105,079			87,148			60,705
Total liabilities	2,998,151			2,857,058			2,503,730
Stockholders’ equity	278,089			270,176			255,231
Total liabilities and stockholders’ equity	$3,276,240			$3,127,234			$2,758,961
Net interest income		$28,596			$27,747			$25,884
Interest rate spread			3.07%			3.15%			3.65%
Net interest-earning assets	$580,034			$579,397			$724,455
Net interest margin			3.76%			3.81%			4.01%
(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.

Exhibit 99.1
NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Nine Months Ended
(Dollars in thousands)	September 30, 2023			September 30, 2022
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,556,988	$71,011	6.08%	$1,472,930	$45,969	4.16%
Commercial and industrial loans(1)	988,359	59,213	7.99%	755,254	31,603	5.58%
Consumer and other loans(1)	47,594	1,738	4.87%	50,149	1,362	3.62%
Total loans and leases receivable(1)	2,592,941	131,962	6.79%	2,278,333	78,934	4.62%
Mortgage-related securities(2)	193,196	4,372	3.02%	176,654	2,479	1.87%
Other investment securities(3)	61,396	1,229	2.67%	52,324	725	1.85%
FHLB stock	15,904	952	7.98%	16,523	688	5.55%
Short-term investments	43,437	1,652	5.07%	29,509	227	1.03%
Total interest-earning assets	2,906,874	140,167	6.43%	2,553,343	83,053	4.34%
Non-interest-earning assets	223,552			160,966
Total assets	$3,130,426			$2,714,309
Interest-bearing liabilities
Transaction accounts	$657,155	16,070	3.26%	$507,402	1,602	0.42%
Money market	663,284	14,984	3.01%	765,839	2,458	0.43%
Certificates of deposit	271,684	8,049	3.95%	80,093	509	0.85%
Wholesale deposits	311,038	9,671	4.14%	21,838	436	2.66%
Total interest-bearing deposits	1,903,161	48,774	3.42%	1,375,172	5,005	0.49%
FHLB advances	368,913	7,030	2.54%	422,576	4,875	1.54%
Other borrowings	35,351	1,314	4.96%	44,719	1,698	5.06%
Junior subordinated notes(5)	—	—	—%	3,247	504	20.69%
Total interest-bearing liabilities	2,307,425	57,118	3.30%	1,845,714	12,082	0.87%
Non-interest-bearing demand deposit accounts	455,653			568,131
Other non-interest-bearing liabilities	96,883			53,685
Total liabilities	2,859,961			2,467,530
Stockholders’ equity	270,465			246,779
Total liabilities and stockholders’ equity	$3,130,426			$2,714,309
Net interest income		$83,049			$70,971
Interest rate spread			3.13%			3.46%
Net interest-earning assets	$599,449			$707,629
Net interest margin			3.81%			3.71%
(1)The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)Includes amortized cost basis of assets available for sale and held to maturity.
(3)Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)Represents annualized yields/rates.
(5)The calculation for the nine months ended September 30, 2022, includes $236,000 in accelerated amortization of debt issuance costs.

Exhibit 99.1
ASSET AND LIABILITY BETA ANALYSIS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2023	June 30, 2023		September 30, 2022		September 30, 2023	September 30, 2022
	Average Yield/Rate (3)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate (3)	Increase (Decrease)	Average Yield/Rate	Average Yield/Rate	Increase (Decrease)
Total loans and leases receivable (a)	7.06%	6.86%	0.20%	5.21%	1.85%	6.79%	4.62%	2.17%
Total interest-earning assets(b)	6.71%	6.47%	0.24%	4.92%	1.79%	6.43%	4.34%	2.09%
Adjusted total loans and leases receivable (1)(c)	6.97%	6.71%	0.26%	5.07%	1.90%	6.67%	4.39%	2.28%
Adjusted total interest-earning assets (1)(d)	6.63%	6.35%	0.28%	4.80%	1.83%	6.33%	4.13%	2.20%
Total in-market deposits(e)	2.97%	2.56%	0.41%	0.61%	2.36%	2.55%	0.32%	2.23%
Total bank funding(f)	3.07%	2.78%	0.29%	0.89%	2.18%	2.73%	0.56%	2.17%
Net interest margin(g)	3.76%	3.81%	(0.05)%	4.01%	(0.25)%	3.81%	3.71%	0.10%
Adjusted net interest margin(h)	3.66%	3.63%	0.03%	3.89%	(0.23)%	3.68%	3.53%	0.15%

Effective fed funds rate (2)(i)	5.26%	4.99%	0.27%	2.18%	3.08%	4.92%	1.03%	3.89%

Beta Calculations:
Total loans and leases receivable(a)/(i)			75.6%		60.1%			55.78%
Total interest-earning assets(b)/(i)			85.6%		57.9%			53.77%
Adjusted total loans and leases receivable (1)(c)/(i)			97.5%		61.8%			58.61%
Adjusted total interest-earning assets (1)(d)/(i)			104.8%		59.5%			56.53%
Total in-market deposits(e/i)			151.9%		76.6%			57.33%
Total bank funding(f)/(i)			107.5%		70.8%			55.78%
Net interest margin(g/i)			(18.5)%		(8.1)%			2.57%
Adjusted net interest margin(h/i)			11.1%		(7.5)%			3.86%
(1)Excluding fees in lieu of interest.
(2)Board of Governors of the Federal Reserve System (US), Effective Federal Funds Rate [DFF]. Retrieved from FRED, Federal Reserve Bank of St. Louis. Represents average daily rate.
(3)Represents annualized yields/rates.

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Change due to qualitative factor changes	$506	$(50)	$9	$85	$132	$465	$(469)
Change due to quantitative factor changes	(1,372)	(295)	474	(930)	(940)	(1,193)	(1,082)
Charge-offs	562	329	166	818	54	1,057	161
Recoveries	(84)	(245)	(107)	(203)	(81)	(435)	(4,537)
Change in reserves on individually evaluated loans, net	1,265	1,093	(36)	(50)	447	2,322	196
Change due to loan growth, net	817	1,227	979	982	400	3,023	1,162
Change in unfunded commitment reserves	123	172	76	—	—	371	—
Total provision for credit losses	$1,817	$2,231	$1,561	$702	$12	$5,610	$(4,569)

Exhibit 99.1
PERFORMANCE RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Return on average assets (annualized)	1.19%	1.04%	1.17%	1.39%	1.54%	1.13%	1.49%
Return on average common equity (annualized)	14.62%	12.58%	13.96%	16.26%	17.44%	13.72%	16.97%
Efficiency ratio	61.96%	61.68%	62.02%	61.45%	58.46%	61.89%	62.61%
Interest rate spread	3.07%	3.15%	3.19%	3.56%	3.65%	3.13%	3.46%
Net interest margin	3.76%	3.81%	3.86%	4.15%	4.01%	3.81%	3.71%
Average interest-earning assets to average interest-bearing liabilities	123.59%	124.82%	130.09%	135.90%	138.98%	125.98%	138.34%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Non-accrual loans and leases	$17,628	$15,721	$3,412	$3,659	$3,645
Repossessed assets	61	65	89	95	151
Total non-performing assets	17,689	15,786	3,501	3,754	3,796

Non-accrual loans and leases as a percent of total gross loans and leases	0.64%	0.59%	0.13%	0.15%	0.16%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	0.64%	0.59%	0.14%	0.15%	0.16%
Non-performing assets as a percent of total assets	0.52%	0.48%	0.11%	0.13%	0.13%
Allowance for credit losses as a percent of total gross loans and leases	1.12%	1.11%	1.08%	0.99%	1.04%
Allowance for credit losses as a percent of non-accrual loans and leases	176.06%	188.90%	807.44%	662.20%	662.36%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Charge-offs	$562	$329	$166	$818	$54	$1,057	$161
Recoveries	(84)	(245)	(107)	(203)	(81)	(435)	(4,537)
Net charge-offs (recoveries)	$478	$84	$59	$615	$(27)	$622	$(4,376)
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.07%	0.01%	0.01%	0.10%	—%	0.03%	(0.26)%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total capital to risk-weighted assets	11.20%	10.70%	11.04%	11.26%	11.66%
Tier I capital to risk-weighted assets	8.74%	8.70%	9.01%	9.20%	9.48%
Common equity tier I capital to risk-weighted assets	8.37%	8.32%	8.61%	8.79%	9.04%
Tier I capital to adjusted assets	8.65%	8.80%	9.00%	9.17%	9.34%
Tangible common equity to tangible assets	7.53%	7.64%	7.69%	7.98%	8.06%

Exhibit 99.1
LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Commercial real estate:
Commercial real estate - owner occupied (1)	$236,058	$244,039	$233,725	$268,354	$265,989
Commercial real estate - non-owner occupied (1)	753,517	715,309	675,087	687,091	657,975
Construction (1)	211,828	217,069	212,916	218,751	211,509
Multi-family (1)	409,714	392,297	384,043	350,026	332,782
1-4 family (1)	24,235	23,063	23,404	17,728	16,678
Total commercial real estate	1,635,352	1,591,777	1,529,175	1,541,950	1,484,933
Commercial and industrial (1)	1,083,698	1,036,921	963,328	853,327	800,092
Consumer and other (1)	44,808	45,743	46,773	47,938	46,123
Total gross loans and leases receivable	2,763,858	2,674,441	2,539,276	2,443,215	2,331,148
Less:
Allowance for credit losses	29,331	28,115	26,140	24,230	24,143
Deferred loan fees	(156)	(142)	(87)	149	448
Loans and leases receivable, net	$2,734,683	$2,646,468	$2,513,223	$2,418,836	$2,306,557
(1)     On January 1, 2023, the Bank adopted ASU 2016-03 Financial Instruments - Credit losses (“ASC 326”). The Bank adopted ASC 326 using the modified retrospective method which does not require restatement of prior periods. The balances as of March 31, 2023 reflect a reclassification of $43 million to commercial and industrial from commercial real estate, and $7 million from consumer and other to commercial real estate.

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Non-interest-bearing transaction accounts	$430,011	$419,294	$471,904	$537,107	$564,141
Interest-bearing transaction accounts	779,789	719,198	612,500	576,601	461,883
Money market accounts	694,199	641,969	662,157	698,505	742,545
Certificates of deposit	285,265	293,283	308,191	153,757	160,655
Wholesale deposits	467,743	455,108	422,088	202,236	158,321
Total deposits	$2,657,007	$2,528,852	$2,476,840	$2,168,206	$2,087,545

Uninsured deposits	$916,083	$867,397	$974,242	$967,465	$1,007,935
Less: uninsured deposits collateralized by pledged assets	28,873	37,670	32,468	14,326	34,264
Total uninsured, net of collateralized deposits	887,210	829,727	941,774	953,139	973,671
% of total deposits	33.4%	32.8%	38.0%	44.0%	46.6%

Exhibit 99.1
SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Short-term investments	$109,612	$80,510	$159,859	$76,871	$86,707
Collateral value of unencumbered pledged loans	315,067	265,884	296,393	184,415	289,513
Market value of unencumbered securities	236,618	217,074	200,332	188,353	173,013
Readily available liquidity	661,297	563,468	656,584	449,639	549,233

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	1,090,864	1,017,590	1,027,869	1,162,241	1,100,369
Total liquidity	$1,797,161	$1,626,058	$1,729,453	$1,656,880	$1,694,602
Total uninsured, net of collateralized deposits	887,210	829,727	941,774	953,139	973,671
(1)Bank internal policy limits brokered CDs to 50% of total bank funding when combined with FHLB advances.

PRIVATE WEALTH OFF-BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Trust assets under management	$2,715,801	$2,707,390	$2,615,670	$2,483,811	$2,332,448
Trust assets under administration	198,864	199,729	188,458	176,225	160,171
Total trust assets	$2,914,665	$2,907,119	$2,804,128	$2,660,036	$2,492,619

Exhibit 99.1
NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Common stockholders’ equity	$268,766	$260,640	$254,589	$248,648	$241,012
Less: Goodwill and other intangible assets	(12,110)	(12,073)	(12,160)	(12,159)	(12,218)
Tangible common equity	$256,656	$248,567	$242,429	$236,489	$228,794
Common shares outstanding	8,315,186	8,315,465	8,306,270	8,362,085	8,432,048
Book value per share	$32.32	$31.34	$30.65	$29.74	$28.58
Tangible book value per share	30.87	29.89	29.19	28.28	27.13

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. Adjusted TCE ratio is defined as TCE adjusted for net fair value adjustments of financial assets and liabilities. For more information on fair value adjustments please refer to Note 19 - Fair Value Disclosures in the annual report on Form 10-K for the year ended December 31, 2022. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Common stockholders’ equity	$268,766	$260,640	$254,589	$248,648	$241,012
Less: Goodwill and other intangible assets	(12,110)	(12,073)	(12,160)	(12,159)	(12,218)
Tangible common equity (a)	$256,656	$248,567	$242,429	$236,489	$228,794
Total assets	$3,418,850	$3,265,738	$3,164,411	$2,976,611	$2,850,802
Less: Goodwill and other intangible assets	(12,110)	(12,073)	(12,160)	(12,159)	(12,218)
Tangible assets (b)	$3,406,740	$3,253,665	$3,152,251	$2,964,452	$2,838,584
Tangible common equity to tangible assets	7.53%	7.64%	7.69%	7.98%	8.06%

Fair Value Adjustments:
Financial assets - MTM (c)	$(45,489)	$(43,403)	$(24,764)	$(24,302)	$(7,650)
Financial liabilities - MTM (d)	$23,436	$21,916	$17,334	$17,328	$11,230
Net MTM, after-tax e = (c-d)*(1-21%)	$(17,422)	$(16,975)	$(5,870)	$(5,509)	$2,828

Adjusted tangible equity f = (a-e)	$239,234	$231,592	$236,559	$230,980	$231,622
Adjusted tangible assets g = (b-c)	$3,361,251	$3,210,262	$3,127,487	$2,940,150	$2,830,934
Adjusted TCE ratio (f/g)	7.12%	7.21%	7.56%	7.86%	8.18%

Exhibit 99.1
EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Total non-interest expense	$23,189	$22,031	$21,767	$21,167	$20,028	$66,987	$58,307
Less:
Net loss (gain) on repossessed assets	4	(2)	6	22	7	8	27
SBA recourse provision (benefit)	242	341	(18)	(322)	96	565	134
Contribution to First Business Charitable Foundation	—	—	—	809	—	—	—
Tax credit investment impairment recovery	—	—	—	—	—	—	(351)
Total operating expense (a)	$22,943	$21,692	$21,779	$20,658	$19,925	$66,414	$58,497
Net interest income	$28,596	$27,747	$26,705	$27,452	$25,884	$83,049	$70,971
Total non-interest income	8,430	7,374	8,410	6,973	8,197	24,214	22,455
Less:
Bank-owned life insurance claim	—	—	—	809	—	—	—
Net loss on sale of securities	—	(45)	—	—	—	(45)	—
Adjusted non-interest income	8,430	7,419	8,410	6,164	8,197	24,259	22,455
Total operating revenue (b)	$37,026	$35,166	$35,115	$33,616	$34,081	$107,308	$93,426
Efficiency ratio	61.96%	61.68%	62.02%	61.45%	58.46%	61.89%	62.61%

Pre-tax, pre-provision adjusted earnings (b - a)	$14,083	$13,474	$13,336	$12,958	$14,156	$40,894	$34,929
Average total assets	$3,276,240	$3,127,234	$2,984,600	$2,867,475	$2,758,961	$3,130,426	$2,714,309
Pre-tax, pre-provision adjusted return on average assets	1.72%	1.72%	1.79%	1.81%	2.05%	1.74%	1.72%

Exhibit 99.1

ADJUSTED NET INTEREST MARGIN
“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	September 30, 2023	September 30, 2022
Interest income	$50,941	$47,161	$42,064	$38,319	$31,786	$140,167	$83,053
Interest expense	22,345	19,414	15,359	10,867	5,902	57,118	12,082
Net interest income (a)	28,596	27,747	26,705	27,452	25,884	83,049	70,971
Less:
Fees in lieu of interest	582	936	651	1,318	807	2,169	3,962
FRB interest income and FHLB dividend income	870	1,064	656	613	445	2,590	913
Adjusted net interest income (b)	$27,144	$25,747	$25,398	$25,521	$24,632	$78,290	$66,096
Average interest-earning assets (c)	$3,038,776	$2,913,751	$2,765,087	$2,649,149	$2,582,945	$2,906,874	$2,553,343
Less:
Average FRB cash and FHLB stock	54,677	76,678	45,150	50,522	45,351	58,870	45,423
Average non-accrual loans and leases	15,775	3,781	3,536	3,591	4,416	7,702	5,532
Adjusted average interest-earning assets (d)	$2,968,324	$2,833,292	$2,716,401	$2,595,036	$2,533,178	$2,840,302	$2,502,388
Net interest margin (a / c)	3.76%	3.81%	3.86%	4.15%	4.01%	3.81%	3.71%
Adjusted net interest margin (b / d)	3.66%	3.63%	3.74%	3.93%	3.89%	3.68%	3.52%